Exhibit 5.1

May 18, 2022

The Charles Schwab Corporation

3000 Schwab Way

Westlake, TX 76262

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing on or about May 18, 2022 by The Charles Schwab Corporation, a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 113,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Company (the “2022 Shares”), issuable pursuant to the Company’s 2022 Stock Incentive Plan (the “2022 Plan”) and an additional 12,000,000 shares of Common Stock (“2013 Shares” and with the 2022 Shares, the “Shares”) of the Company issuable pursuant to the Company’s 2013 Stock Incentive Plan (the “2013 Plan” and with the 2022 Plan, the “Plans”). In connection with this opinion, we have examined copies or originals of the following documents:

1. The Registration Statement;

2. The Plans;

3. The Company’s Fifth Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 15, 2001, as amended by the Certificate of Designations of Fixed to Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A filed with the Secretary of State of the State of Delaware on January 24, 2012, by the Certificate of Designations of 6.00% Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) filed with the Secretary of State of the State of Delaware on May 31, 2012, by the Certificate of Designations of 6.00% Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”) filed with the Secretary of State of the State of Delaware on July 30, 2015, by the Certificate of Designations of 5.95% Non-Cumulative Perpetual Preferred Stock, Series D filed with the Secretary of State of the State of Delaware on March 3, 2016, by the Certificate of Designations of 4.625% Fixed to Floating Rate Non-Cumulative Perpetual Preferred Stock, Series E filed with the Secretary of State of the State of Delaware on October 28, 2016, by the Certificate of Designations of 5.00% Fixed to Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F filed with the Secretary of State of the State of Delaware on October 30, 2017, by the Certificate of Elimination of the Series B Preferred Stock filed with the Secretary of State of the State of Delaware on December 15, 2017, by the Certificate of Designations of 5.375% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series G filed with the Secretary of State of the State of Delaware on April 29, 2020, by the amendment filed with the Secretary of State of the State of Delaware on October 5, 2020 that was effective October 6, 2020, by the Certificate of Designations of 4.000% Fixed-Rate Reset Non-

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Cumulative Perpetual Preferred Stock, Series H filed with the Secretary of State of the State of Delaware on December 10, 2020, by the Certificate of Designations of 4.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series I filed with the Secretary of State of the State of Delaware on March 17, 2021, by the Certificate of Designations of 4.450% Non-Cumulative Perpetual Preferred Stock, Series J filed with the Secretary of State of the State of Delaware on March 29, 2021, by the Certificate of Elimination of the Series C Preferred Stock filed with the Secretary of State of the State of Delaware on June 1, 2021 and by the Certificate of Designations of 5.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series K filed with the Secretary of State of the State of Delaware on March 3, 2022;

4.    The Company’s Amended and Restated Bylaws, dated May 17, 2022;

5.    Certain resolutions of the Company’s Board of Directors dated May 17, 2022 and relating to the Plans, the Registration Statement and the Shares;

6.    The Company’s Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed with the Commission on April 1, 2022 as supplemented by the supplement filed on April 7, 2022 and the voting results for the 2022 Annual Meeting of Stockholders as reported in the Company’s Periodic Report on Form 8-K filed with the Commission on May 18, 2022;

7.    A specimen stock certificate for the Common Stock of the Company; and

8.    A certificate of an officer of the Company and a certificate of the Company’s transfer agent, each dated as of the date hereof.

In rendering the opinion set forth below, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents and that all corporate records of the Company provided to us for review and all public records obtained by us are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are prerequisites to the enforceability or effectiveness thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to above. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters or assumptions. In rendering this opinion, we have considered only the Delaware General Corporation Law, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and express no opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from any opinion in this letter.

In addition, we have assumed that, at the time of the issuance of the Shares: (A) all of the terms and conditions for such issuance set forth in the applicable Plan and any related agreements will have been fully satisfied, waived or discharged; (B) a sufficient number of shares of Common Stock will have been authorized and will be reserved or otherwise available for issuance; (C) applicable law, including its interpretation, will have remained unchanged from the law in effect as of the date of this letter and (D) the cash consideration payable in connection with the issuance and sale of the Shares will not be less than the par value of the Common Stock and is otherwise proper and sufficient.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold, issued and delivered in accordance with the applicable Plan and the Registration Statement, will be validly issued, fully paid, and nonassessable.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We disclaim any obligation to update any opinion or statement rendered herein and express no opinion or comment as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

The opinion set forth above is expressly limited to the matters stated. No opinion is implied or may be inferred beyond what is explicitly stated in this letter. This letter is rendered solely for your benefit in connection with the Registration Statement and the issuance and sale of the Shares thereunder and may not be relied upon by any other party. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use our name therein under Item 5 thereof. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP

Arnold & Porter Kaye Scholer LLP